Exhibit 5.1

October 23, 2017

CAI International, Inc.

Steuart Tower, 1 Market Plaza, Suite 900

San Francisco, California 94105

Re:    CAI International, Inc. - Registration Statement on Form S-3 (File No. 333-217915)

Ladies and Gentlemen:

We have acted as counsel to CAI International, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale from time to time of up to 2,000,000 shares of common stock of the Company, $0.0001 par value per share (the “Shares”), pursuant to the Equity Distribution Sales Agreement, dated October 23, 2017 (the “Sales Agreement”), among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC. The Shares will be issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-217915), declared effective by the Securities and Exchange Commission (the “Commission”) on June 2, 2017 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the base prospectus filed as part of the Registration Statement, and the related prospectus supplement dated October 23, 2017 (collectively, the “Prospectus”)

We have examined the Registration Statement, the Prospectus, the Sales Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of the Shares, (ii) the offering and sale of the Shares in accordance with the Sales Agreement and the Prospectus, and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP